Exhibit 10.1

CONFIDENTIAL

CONSULTING AGREEMENT

This CONSULTING Agreement is made and entered into as of June 17, 2021 (the “Effective Date”) by and between Aligos Therapeutics, Inc., a Delaware corporation having a principal place of business at 1 Corporate Drive, 2nd Floor, South San Francisco, CA 94080 (“Aligos”) and Kathleen Sereda Glaub, an individual with an address of 1050 Lee Avenue, San Leandro, CA 94577 (“Consultant”).  Aligos and the Consultant may be referred to herein individually as “Party” or collectively, as “Parties.”

1.Engagement of Services.  The Parties understand and agree that Consultant will be stepping off the Board of Director of Aligos effective as of June 17, 2021.  However, the Parties desire for Consultant to continue performing certain services for Aligos as a consultant pursuant to this Agreement.  As a result, Aligos hereby retains Consultant, and Consultant hereby agrees to perform services for Aligos that may be mutually agreed upon by Consultant and Aligos from time to time with respect to financing, business development and overall corporate development strategies (the “Services”). This Agreement and Consultant’s status as a consultant of Aligos providing Services hereunder shall commence on the Effective Date which date coincides with the date of Consultant’s last day as a member of Aligos’ Board of Director. The terms of this Agreement will govern all Services undertaken by Consultant for Aligos.  Subject to the terms and conditions of this Agreement, Consultant will use her best efforts to perform the Services and provide the results thereof, with the highest degree of professional skill and expertise, by the completion dates requested by Aligos and agreed upon by Consultant. Consultant may not subcontract or otherwise delegate his or her obligations under this Agreement without Aligos’s prior written consent.

2.Consideration.

2.1As consideration for the Services to be peformed by Consultant hereunder, Consultant will continue vesting of any option(s) granted to Consultant by Aligos to purchase shares of Aligos’s common stock (the “Equity Grants”), which as of the Effective Date, consist of a total of 27,147 shares that have not yet vested under the Equity Grants. All Equity Grants shall continue to be subject to the terms and conditions set forth in the Aligos Therapeutics, Inc. 2018 Equity Incentive Plan (as amended) or the Aligos Therapeutics, Inc. 2020 Equity Incentive Plan (as amended), as applicable, (both plans collectivetly referred to herein as the “Equity Plans”). Subject to the terms and conditions of  the Equity Plans and the applicable Aligos forms of stock option agreement included with the Equity Grants, for so long as the Consultant continues to provide continuous services to Aligos hereunder, the options under the Equity Grants will continue to vest pursuant to the vesting schedule provided under the Equity Grants and become exercisable monthly until 100% of the stock options covered by the Equity Grants are fully vest and excerisable. Without limiting the terms and conditions set forth in the Equity Plans or the Equity Grants, for purposes of clarification, in the event of expiration or early termination of this Agreement and Consultant’s ceasing to provide continuous services to Aligos, Consultant’s vesting rights under the Equity Grants will be suspended on the effective date of the termination.

2.2Consultant shall be reimbursed for any reasonable documented out-of-pocket expenses actually incurred by Consultant in the performance of the Services hereunder. Consultant shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement, accompanied by a description of activities performed in rendering the Services, on a monthly basis and in a form acceptable to Aligos. All reimbursement shall be sent in a

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monthly statement by email to Aligos at invoicing.us@aligos.com, copy to ap@aligos.com.

2.3Upon receipt by Aligos of copies of receipts or other appropriate evidence of expenditures by Consultant, Aligos shall reimburse Consultant for travel expenses actually incurred by Consultant in performing the Services, including but not limited to expenses for coach class airfare, ground transportation, lodging and meals, provided that such expenses are reasonable and necessary as determined by Aligos and approved in writing in advance by Aligos.  Aligos shall not compensate Consultant for time spent traveling unless agreed otherwise in writing in advance by the Parties.

2.4Aligos shall have the right to withhold from Consultant’s payment any taxes, and/or to report payments, as required by applicable federal, state or local tax laws or regulations. Consultant acknowledges and agrees that it shall be Consultant’s sole obligation to report as self-employment income all compensation for Services received by Consultant from Aligos.

3.Independent Contractor Relationship.  Consultant’s relationship with Aligos shall be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship.  Consultant is not the agent of Aligos and is not authorized to make any representation, contract, or commitment on behalf of Aligos. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of Services and receipt of compensation under this Agreement.

4.Trade Secrets - Intellectual Property Rights.

4.1Proprietary Information.  Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant will take all steps reasonably necessary to hold all Proprietary Information (defined below) in strictest confidence, will not disclose or use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Aligos’s express written consent on a case-by-case basis.  Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Proprietary Information including, but not limited to, ensuring that each employee, agent or representative of Consultant, if any, with access to any Proprietary Information is legally bound by obligations of non-disclosure and non-use at least as restrictive as those contained herein, and has been apprised of the duty and obligation to maintain and use Proprietary Information in accordance with the terms and conditions of this Agreement.  “Proprietary Information” means any and all trade secrets, confidential knowledge, know-how, results, data or other proprietary information or materials of Aligos, and all information created or discovered by Consultant in the course of performing the Services hereunder. The Proprietary Information will remain the sole property of Aligos.  Notwithstanding any other provision of this Agreement, the obligations of nondisclosure and non-use contained in this Agreement shall not apply with respect to any Proprietary Information that has been published or is otherwise readily available to the public other than by a breach of this Agreement.

4.2Third-Party Information.  Consultant understands that Aligos has received and will in the future receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Aligos’s part to maintain the confidentiality of such information and use it only for certain limited purposes.  Consultant agrees to hold Third-Party

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Information in confidence and not to disclose to anyone (other than Aligos personnel who need to know such information in connection with their work for Aligos) or to use, except in connection with Consultant’s performance of Services for Aligos, Third-Party Information unless expressly authorized in writing by an officer of Aligos.

4.3Disclosure of Work Product.  As used in this Agreement, the term “Work Product” means any ideas, inventions, technologies, discoveries, improvements, know-how, information, reports, documents and techniques, whether or not patentable.  Consultant agrees to disclose promptly in writing to Aligos, or any person designated by Aligos, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of performing Services for Aligos or as a result of disclosure of Proprietary Information by Aligos (“Aligos Work Product”).  Consultant agrees to keep and maintain current, accurate and reasonably complete records (in the form of notes, sketches, drawings or in any other form that may be required by Aligos) of all Services provided and results thereof and such records shall be available to and remain the sole property of Aligos at all times.

4.4Ownership of Work Product.  Consultant agrees that any and all Aligos Work Product, and any intellectual property rights therein, including without limitation copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”), shall be the sole and exclusive property of Aligos.  For the avoidance of doubt, Aligos Work Product shall exclude any technology that was made, conceived or first reduced to practice by Consultant alone or jointly with third parties prior to the Effective Date of the Agreement and that is in existence in the form of a writing or working prototype prior to the Effective Date of this Agreement (“Background Technology”).

4.5Assignment of Aligos Work Product.  Consultant irrevocably assigns to Aligos all right, title and interest worldwide in and to the Aligos Work Product and all applicable Proprietary Rights.  Consultant hereby designates Aligos as its agent for, and grants to Aligos a power of attorney, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignment from the Consultant to Aligos.  Consultant will perform other activities necessary to effect the intent of this Section 4.5.  Except as set forth below, Consultant retains no rights to use Aligos Work Product and agrees not to challenge the validity of Aligos’s ownership in Aligos Work Product.  Consultant hereby grants to Aligos a non-exclusive, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and publicly display in any form or medium, whether now known or later developed, distribute, make, use and sell any Background Technology incorporated or used in Aligos Work Product for the purpose of developing and marketing Aligos products.

4.6Waiver or Assignment of Other Rights.  If Consultant has any rights to Aligos Work Product that cannot be assigned to Aligos, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Aligos with respect to such rights, and agrees, at Aligos’s request and expense, to consent to and join in any action to enforce such rights.  If Consultant has any right to Aligos Work Product that cannot be assigned to Aligos or waived by Consultant, Consultant unconditionally and irrevocably grants to Aligos during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels

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of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

4.7Enforcement of Proprietary Rights.  Consultant further agrees to cooperate and provide reasonable assistance to Aligos to obtain and from time to time enforce the Proprietary Rights covering or relating to Aligos Work Product.

4.8Publications.  Consultant agrees to submit to Aligos any proposed publication that contains any discussion relating to Aligos, Proprietary Information, Aligos Work Product and any Proprietary Rights therein, or Services performed hereunder.  Consultant further agrees that no such publication shall be made without the prior written consent of Aligos.

4.9No License.  Nothing in this Agreement is intended to grant any option, license, or other rights to either Party under any intellectual property rights of the other Party, nor shall this Agreement grant Consultant any rights in or to the Proprietary Information, in each case except as expressly set forth herein.

4.10U.S. Securities Law.  Consultant understands and acknowledges the United States securities laws prohibit any person who has material non-public (“inside”) information about a company from purchasing or selling securities of such company, and prohibits communicating such information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell securities of such company.  Consultant further acknowledges that Aligos’ Proprietary Information can constitute such material non-public information and agrees to comply with United States securities laws governing the use of such information.

5.Consultant Representations and Warranties.

5.1Consultant hereby represents and warrants that (a) Consultant will perform the Services in compliance with all applicable laws; (b) has full right and power to enter into and perform this Agreement without the consent of any third party; (c) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in Aligos Work Product to third parties; (d) neither Aligos Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; and (e) each employee of Consultant, if any, who will receive or have access to Proprietary Information and/or perform Services hereunder will agree in writing to assign any and all right, title and interest in and to all Aligos Work Product and Proprietary Rights to Consultant and to protect the Proprietary Information in accordance with this Agreement, prior to the earlier to occur of (i) any disclosure of Proprietary Information to such employee or subcontractor or (ii) the commencement of any Services by such employee or subcontractor.

5.2Noncompetition and Nonsolicitation.  Consultant agrees that during the term of this Agreement, Consultant will not, without Aligos’s prior written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, Consultant's engagement with Aligos. During the term of this Agreement and for one (1) year after its termination, Consultant will not personally or through others recruit, solicit or induce any employee of Aligos to terminate his or her employment with Aligos.  If any restriction set forth in this Section 5.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

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5.3No Conflicting Obligation.  Consultant represents and warrants that Consultant’s performance of all of the terms of this Agreement and performance of the Services for Aligos do not and will not breach or conflict with any agreement with a third party.  Consultant has not entered into, and Consultant agrees Consultant will not enter into, any agreement either written or oral in conflict herewith.

6.[Intentionally Omitted.]

7.Termination.

7.1Term.  The term of this Agreement shall commence as of the Effective Date hereof and continue until Consultant’s Equity Grants have been fully vested, unless earlier terminated as permitted herein.

7.2Termination by Aligos.  Aligos may terminate this Agreement at its convenience upon thirty (30) days’ prior written notice to Consultant.  Aligos may also terminate this Agreement immediately in its sole discretion upon Consultant’s breach of this Agreement.

7.1Termination by Consultant.  Consultant may terminate this Agreement at any time upon thirty (30) days’ prior written notice to Aligos.

7.2Return of Aligos Property.  Upon termination of the Agreement or earlier as requested by Aligos, Consultant will deliver to Aligos any and all drawings, notes, memoranda, specifications, devices, formulas, and documents (including without limitation electronic documents), together with all copies thereof, and any other material containing or disclosing any Aligos Work Product, Third Party Information or Proprietary Information of Aligos.  Consultant further agrees that any property situated on Aligos’s premises and owned by Aligos, including without limitation disks and other storage media, filing cabinets or other work areas, is subject to inspection by Aligos personnel at any time with or without notice.

8.Government or Third Party Contracts.

8.1Government Contracts.  In the event that Consultant shall perform Services under this Agreement in connection with any government contract in which Aligos may be the prime consultant or subconsultant, Consultant agrees to abide by all laws, rules and regulations relating thereto.  To the extent that any such law, rule or regulation requires that a provision or clause be included in this Agreement, Consultant agrees that such provision or clause is automatically added to this Agreement, and the same shall then become a part of this Agreement.

8.2Security.  In the event Consultant’s performance of the Services should require Consultant to have access to Department of Defense classified material, or other classified material in the possession of Aligos’s facility, such material shall not be removed from Aligos’s facility.  Consultant agrees that all work performed under this Agreement by Consultant which involves the use of classified material mentioned above shall be performed in a secure fashion (consistent with applicable law and regulations for the handling of classified material) and only at Aligos’s facility.

8.3Ownership.  Consultant agrees to assign all of its right, title and interest in and to any Aligos Work Product to a third party, including without limitation the United States, as directed by Aligos.

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9.General Provisions.

9.1Governing Law.  This Agreement will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California and without giving effect to conflict of laws principles that would result in the application of the laws of any other jurisdiction.  Any disputes under this Agreement will be brought exclusively in the state and Federal courts located in the Northern District of California.  The Parties hereby: (a) consent and submit solely to jurisdiction and venue of such courts; (b) agree that such courts shall be the sole courts utilized and (c) waive any jurisdictional or venue objections to such courts, including without limitation, forum non conveniens.

9.2Severability.  If any provision of this Agreement is held to be invalid, unenforceable, or illegal by a court of competent jurisdiction, such ruling will not affect or impair the validity, enforceability, or legality of any remaining portions of this Agreement, and, in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law.  All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part.

9.3No Assignment.  This Agreement may not be assigned by Consultant without Aligos’s consent, and any such attempted assignment shall be void and of no effect.  This Agreement may not be assigned by Aligos without Consultant’s consent.

9.4Notices.  All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the Party to whom such notice is required or permitted to be given.  If mailed, any such notice will be considered to have been given three (3) business days after it was mailed, as evidenced by the postmark.  If delivered by hand, any such notice will be considered to have been given when received by the Party to whom notice is given, as evidenced by written and dated receipt of the receiving Party.  The mailing address for notice to either Party will be the address shown in the first paragraph of this Agreement.  Either Party may change its mailing address by notice as provided by this Section 9.4.

9.5Legal Fees.  If any dispute arises between the Parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing Party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

9.6Injunctive Relief.  The obligations provided under Section 4 of this Agreement are acknowledged as necessary and reasonable in order to protect Aligos and its business, and Consultant expressly agrees that monetary damages will be inadequate to compensate Aligos for the breach thereof.  Accordingly, Consultant agrees and acknowledges that any such violation or threatened violation may cause irreparable injury to Aligos and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Aligos shall be entitled to seek injunctive relief against the breach or threatened breach by Consultant of Section 4, without the necessity of proving actual damages.

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9.7Survival.  The following provisions shall survive termination of this Agreement:  Sections 3, 4, 5, 7.4, 8.3 and 9.  Termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

9.8Export.  Consultant agrees not to export, directly or indirectly, any United States source technical data acquired from Aligos or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

9.9Waiver.  No waiver by Aligos of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by Aligos of any right under this Agreement shall be construed as a waiver of any other right.  Aligos shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

9.10Entire Agreement.  This Agreement contains the entire understanding between the Parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous written or oral communications, negotiations, understandings or agreements of any kind with respect to such subject matter.  Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision.  This Agreement may not be amended, nor any obligation waived, except by a writing signed by both Parties.  This Agreement may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.  A facsimile, PDF or any other type of copy of an executed version of this Agreement signed by a Party is binding upon the signing Party to the same extent as the original of the signed Agreement.

In Witness Whereof, the Parties have caused this Consulting Agreement to be executed by their duly authorized representative as of the Effective Date.

ALIGOS THERAPEUTICS, INC.		KATHLEEN SEREDA GLAUB

By:
Name:	Lawrence Blatt	Name:	KATHLEEN SEREDA GLAUB

Title:	CEO	SSN:

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